PRESS RELEASE - PRESS RELEASE - PRESS RELEASE - PRESS RELEASE

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MILLENIUM MANAGEMENT, LLC
199 S. Los Robles Avenue, Suite 200
Pasadena, CA  91101

CONTACT: Chris Davis or Stacey McClain
         (626) 585-5920

FOR IMMEDIATE RELEASE

     PASADENA, CALIFORNIA, May 25, 2005 - Millenium Management, LLC today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Secured Investment Resources Fund, L.P. and Secured Investment Resources Fund, L.P. II. The expiration date for each tender offer has been extended to 5:00 p.m., Los Angeles time, on Friday, June 3, 2005. Each offer was previously scheduled to expire at 5:00 p.m. Los Angeles time on Thursday, May 26, 2005.

     To date, Everest reported the approximate number of limited partnership interests deposited to be 2,239 in Secured Investment Resources Fund, L.P. and 10,351 in Secured Investment Resources Fund II, L.P., in response to the offer.

     For further information, please contact Millenium Management at (800) 611-4613.